Exhibit 23.1

KPMG LLP
Chartered Accountants
600 – 128 Fourth Avenue South	Telephone (306) 934-6200
Saskatoon, SK S7K 1M8	Telefax (306) 934-6233
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cameco Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cameco Corporation relating to the Company’s Stock Option Plan of our report dated January 26, 2004, except as to note 28(b) which is as of February 27, 2004 relating to the consolidated balance sheets of Cameco Corporation as at December 31, 2003 and 2002, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 40-F of Cameco Corporation for the year ended December 31, 2003.

Chartered Accountants

Saskatoon, Canada
January 26, 2005